EXHIBIT 99.1

EL PASO                                           NEWS
--------------------------------------------------------
El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511

FOR IMMEDIATE RELEASE

                 EL PASO CORPORATION
      ANNOUNCES 2003 OPERATIONAL AND FINANCIAL PLAN
      ----------------------------------------------

     HOUSTON,   TEXAS,   FEBRUARY   5,   2002-El    Paso
Corporation (NYSE:EP) announced today its 2003  business
plan,  which includes financing and liquidity components
as  well  as  specific plans for each of  the  company's
business units.
            "In  a  volatile  industry,  we  have  taken
significant  steps  to reduce expenses,  strengthen  our
balance sheet, enhance our liquidity position, and  exit
the energy trading business.  We have moved aggressively
to address many of the issues that affected our industry
and  our business, and we are confident that the company
is headed in the right direction," said William A. Wise,
chairman  and  chief  executive  officer  of   El   Paso
Corporation. "We are focused on creating value for our shareholders by generating stable earnings and cash flow in our core businesses, strengthening and simplifying our balance sheet, maximizing liquidity, reducing our debt, and resolving our other contingencies."

Five Point Plan
----------------
El Paso's 2003 business plan is based upon five key principles:
* Preserve and enhance the value of the company's core businesses
* Exit non-core businesses quickly but prudently
* Strengthen and simplify the balance sheet while maximizing liquidity
* Aggressively pursue additional cost reductions
* Continue to work diligently to resolve litigation and regulatory matters

El Paso is committed to:
* Preserving and enhancing the value of its core businesses-natural gas pipelines, production, midstream and non-merchant power. The company will continue to invest efficiently in these businesses to maintain leadership positions. The company's capital expenditure plan reflects that commitment with 87 percent of 2003 capital devoted to the pipeline and production businesses.

* Exiting non-core businesses quickly, but prudently. As previously announced, El Paso is exiting the trading business and is aggressively working to liquidate its remaining portfolio. In addition to the $3.9 billion of non-core assets already sold in 2002, the company plans to sell $2.9 billion more of non-core assets in 2003, including the majority of its remaining petroleum assets excluding the Aruba refinery. The petroleum assets have been a drag on earnings and a significant user of working capital. Exiting this business will not only provide cash to pay down debt but will increase liquidity. Finally, the company intends to exit the LNG business, since the credit and capital demands of the LNG business are inconsistent with the current financial capacity of the company.

* Strengthening and simplifying the balance sheet while maximizing liquidity. Capital expenditures have been reduced substantially to $2.6 billion for 2003. This represents a decrease of 35 percent from 2002 and a 54 percent decrease from 2001.

    As part of its ongoing effort to improve liquidity, the company also announced that it will be reducing its common stock dividend to $.16 per share annually. While this decision was difficult for the Board of Directors, this action will provide the company with approximately $425 million in cash per year and will reduce the company's balance sheet leverage by more
than 1.5 percent  per  year.    Accordingly,  the Board declared
a quarterly dividend of $.04 per share payable April 7, 2003 to shareholders of record as of the close of business on March 7, 2003.

   Through cash flow from operations, the reduced capital program, lower common stock dividends, and proceeds from asset sales, El
Paso expects to pay down approximately $2.5 billion of debt   and
minority interest financings in 2003.

       * Aggressively pursuing additional cost reductions. The company has set a target of $150 million in cost reductions for 2003, and this will be an ongoing effort for the company.

       * Continue to work diligently to resolve litigation and regulatory matters facing the company.

Liquidity
----------
     As of January 31, 2003, the Company had $2.6 billion in available liquidity, as shown in the table below:

               Liquidity as of January 31, 2003
               --------------------------------

             Sources:                           ($ billions)
                  Available cash                     $0.6
                  364-day bank facility*              3.0
                  Multi-year bank facility*           1.0
                                                   -------
                       Subtotal sources              $4.6

            Uses:
                  364-day facility outstanding     (  1.5)
                  Multi-year facility letters
                      of credit                    (  0.5)
                        Subtotal uses               ($2.0)


                  Net available liquidity            $2.6

* 364-day bank facility matures in May 2003 (with one year term-out option) and multiple year bank facility matures in August 2003

     As  part  of its efforts to maximize liquidity,  El
Paso  may draw all or part of its remaining availability
under its existing bank facilities.  El Paso's financial
team is working with its lenders to determine whether it
would be advantageous for the company to renegotiate the
current   bank  facilities  and  two  minority  interest
structures.

Core Business Strategies
------------------------
Pipelines
---------
El  Paso  is  committed to preserving and enhancing  the
value   of  its  pipeline  business  through  continuous
efficiency gains and prudent capital spending while remaining dedicated to operating its pipelines in a safe and dependable manner. There is a significant inventory of expansion projects that are required to meet customer commitments and are supported by long-term contracts with attractive regulated returns. The company intends to deliver these expansions on time and on budget, and will continue to look for further cost reductions.

Production
----------
El  Paso  believes its position as the leader  in  deep-
drilling  provides  the company with  superior  economic
returns while continuing to build its reserve base.   El
Paso  Production Company was the most active driller  in
the  U.S.  in  2002,  and since the  Coastal  merger  in
January  2001,  the  company's  prospect  inventory  has
almost  doubled.   In large part, this  is  due  to  the
successful transfer of the company's South Texas deep-drilling expertise to the Gulf of Mexico, Canada, and Louisiana. Moving forward, the company's 2003 plan is focused on South Texas, coalbed methane, and the deep-shelf play in the Gulf of Mexico. El Paso has been the industry's most active driller in the deep-shelf play and has rapidly grown its reserve position there due to a 67 percent success rate since 2000. The 2003 capital plan of $1.3 billion, down 48 percent from $2.5 billion last year, is expected to keep production roughly level with 2002 results.

The  company has hedged 40 percent of its expected  2003
natural gas production at a NYMEX price of $3.43 per million British thermal units (MMBtu) or $3.63 per thousand cubic feet, and 9 percent of its expected crude oil production at a NYMEX price of $23.49 per barrel.

Midstream
---------
El  Paso  has demonstrated that El Paso Energy  Partners
(NYSE:EPN) is the most financially efficient way for the
company to continue to participate in the ongoing growth
of  the  midstream sector.  The company's past sales  to
the  master limited partnership have been successful for
both  the partnership's unit holders and El Paso.   This
process is essentially complete, and going forward the company intends to invest only minimal capital in the midstream business.

Power
-----
El  Paso's  core power business consists of plants  with
long-term  sales  agreements  that  generate  dependable
earnings  and  cash flow.  The company will  rationalize
over  time the assets in its portfolio that do not  earn
adequate  returns.   As  part  of  the  non-core   asset
disposition program, the company intends to divest approximately $1.1 billion of power assets in 2003.

Earnings Guidance
-----------------
For  2003,  the company estimates that it  will  achieve
ongoing  earnings  of approximately  $1.00  per  diluted
share.   This estimate assumes a NYMEX natural gas  spot
price of $4.00 per MMBtu.
El  Paso plans to make the fourth quarter and full  year
2002 financial statements available concurrent with  the
filing  of  its  2002 Form 10-K with the Securities  and
Exchange  Commission in mid-March 2003.  Fourth  quarter
2002  earnings  are not yet final as  a  result  of  the
complexity  associated with the company's  planned  exit
from  trading and other businesses as well as the  early
implementation of EITF 02-3, which eliminates the use of
mark-to-market  accounting for certain energy  contracts
that   are  not  derivatives.   Fourth  quarter  charges
resulting  from  these decisions are  now  estimated  to
total $500 million to $600 million after-tax.
In addition, El Paso expects to recognize a $450 million
to $700 million after-tax asset impairment charge in the
fourth  quarter  of  2002 relating  principally  to  the
company's   Western   Australian  pipeline   investment,
telecom   dark  fiber,  turbine  inventory,  and   other
miscellaneous power and merchant assets.
The combination of these charges will result in a reported loss for the quarter and year.
The company's current expectation for ongoing EBIT for its non-merchant businesses in 2002 is as follows:

                   Fourth            Full
                quarter 2002       year 2002
                        ($ millions)
     Pipelines     360               1,385
     Production    168                 797
     Midstream      27                 160

These   EBIT  estimates  do  not  include  the   charges
discussed above and are not presented on the basis of Generally Accepted Accounting Principles (GAAP).

     Conference Call, Webcast, and Presentation Slides
El Paso will host a webcast and conference call today to
review  the 2003 operating and financial plan  at  10:30
a.m. Eastern Standard Time (EST).  Please note that  the
presentation slides to be discussed on the call will  be
available for downloading and printing on our  Web  site
at  www.elpaso.com  in  the  For  Investors  section  at
approximately 10:00 a.m. EST.
Analysts  and  institutional  investors  who   wish   to
participate in the conference call should dial  973-582-
2776 ten minutes prior to the start of the call.  A live
webcast  of  the  call  also will  be  available  online
through our Web site in the For Investors section.
An audio replay of the conference call will be available
through  February 12, 2003 at 973-341-3080 (access  code
3728221).   The  replay will also  be  available  online
through our Web site.
El  Paso  Corporation is the leading provider of natural
gas  services and the largest pipeline company in  North
America.  The company has core businesses in production,
pipelines,  midstream  services,  and  power.   El  Paso
Corporation, rich in assets and fully integrated  across
the  natural gas value chain, is committed to developing
new  supplies and technologies to deliver  energy.   For
more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This  release  includes forward-looking  statements  and
projections,  made  in  reliance  on  the  safe   harbor
provisions  of the Private Securities Litigation  Reform
Act  of  1995.  The  company has made  every  reasonable
effort to ensure that the information and assumptions on
which  these  statements and projections are  based  are
current, reasonable, and complete. However, a variety of
factors  could cause actual results to differ materially
from  the  projections,  anticipated  results  or  other
expectations  expressed  in  this  release,   including,
without  limitation, the successful  completion  of  the
plan  to  exit the energy trading business; the positive
acceptance  of  the  exit  plan  by  the  credit  rating
agencies;  the accounting and financial consequences  of
the plan to exit the energy trading business; changes in
commodity  prices  for  oil,  natural  gas,  and  power;
general  economic and weather conditions  in  geographic
regions or markets served by El Paso Corporation and its
affiliates, or where operations of the company  and  its
affiliates  are  located;  the uncertainties  associated
with  governmental  regulation; regulatory  proceedings,
appeals  from  regulatory proceedings  and  any  related
litigation, including those related to the pending  FERC
proceeding; political and currency risks associated with
international   operations  of  the  company   and   its
affiliates;  inability to realize anticipated  synergies
and   cost   savings   associated   with   mergers   and
acquisitions  or  restructurings  on  a  timely   basis;
difficulty   in   integration  of  the   operations   of
previously   acquired   companies;   competition;    the
successful implementation of the 2003 business plan; and
other  factors  described  in  the  company's  (and  its
affiliates') Securities and Exchange Commission filings.
While the company makes these statements and projections
in  good  faith, neither the company nor its  management
can  guarantee that anticipated future results  will  be
achieved.   Reference must be made to those filings  for
additional important factors that may affect actual results.

                             ###
Contacts:
   Communications and
      Government Affairs         Investor Relations
   Norma F. Dunn                 Bruce L. Connery
   Senior Vice President         Vice President
   Office: (713) 420-3750        Office: (713) 420-5855
   Fax:    (713) 420-3632        Fax:    (713) 420-4417